Chelsea Therapeutics Announces the Expiration of the Hart-Scott-Rodino Waiting Period in Relation to the Proposed Acquisition of Chelsea Therapeutics by Lundbeck

CHARLOTTE, N.C., June 6, 2014 -- Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) in connection with the previously announced Agreement and Plan of Merger, dated as of May 7, 2014 (the “Merger Agreement”), by and among Chelsea, H. Lundbeck A/S (“Lundbeck”), and Charlie Acquisition Corp., an indirect wholly owned subsidiary of Lundbeck (“Acquisition Sub”).

As announced on May 23, 2014, Lundbeck has commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of Chelsea for $6.44 per share in cash and one contingent value right that may pay up to an additional $1.50 per share upon achievement of certain net sales milestones, for a total potential consideration of up to $7.94 per share, or an aggregate of $658 million on a fully diluted basis.

As described in Chelsea’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Statement”) filed with the Securities and Exchange Commission (the “SEC”) and mailed to Chelsea’s stockholders on May 23, 2014, Chelsea’s Board of Directors has unanimously recommended that Chelsea’s stockholders accept the Offer and tender their shares pursuant to the Offer. The initial expiration date of the Offer is at 12:00 midnight, New York City time, on June 20, 2014 (one minute after 11:59 p.m., New York City time, on June 20, 2014), subject to extension in certain circumstances as permitted under the Merger Agreement and applicable law.

Subject to Acquisition Sub’s irrevocable acceptance for payment in the Offer of at least a majority of Chelsea’s common stock outstanding on a fully diluted basis and to the satisfaction or waiver of certain other customary conditions, Acquisition Sub will merge with and into the Company (the “Merger”) and, subject to certain exceptions, each Chelsea share not tendered in the Offer will be cancelled and converted into the right to receive in the Merger the same consideration per share paid in the Offer. The Merger will be effected as soon as practicable after the closing of the Offer.

Expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the closing of the Offer and the Merger. The Offer and the Merger remain subject to other customary closing conditions.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders. Chelsea acquired global development and commercialization rights to droxidopa (L-DOPS), or NORTHERA, from Dainippon Sumitomo Pharma Co., Ltd. in 2006, excluding Japan, Korea, China and Taiwan. For more information about the Company, visit www.chelseatherapeutics.com.

Safe Harbor/Forward-Looking Statements

The above information contains forward-looking statements, including without limitation statements regarding the planned completion of the Offer and the Merger.

Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, or other terms of similar meaning or they may use future dates. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the timing of the transaction; diversion of the attention of Chelsea’s management away from Chelsea’s day-to-day business operations; the percentage of Chelsea’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made and the effects of provisions in the Merger Agreement that could discourage or make it difficult for competing offers to be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; stockholder litigation in connection with the transaction resulting in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed in Chelsea’s filings with the SEC, including the “Risk Factors” sections of Chelsea’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as well as the Statement and the tender offer documents filed by Lundbeck and Acquisition Sub. Chelsea undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

###

CONTACT:

Investors: David Pitts Argot Partners 212-600-1902 david@argotpartners.com	Media: Chuck Burgess Abernathy MacGregor 212-371-5999 CLB@abmac.com
Liz Micci Abernathy MacGregor 212-371-5999 EDM@abmac.com